Final Transcript

CHINA EDUCATION ALLIANCE: China Education Alliance Q3 Earnings Conference Call

November 14, 2007/9:00 a.m. EST

SPEAKERS

Xiqun Yu - Chairman and CEO

Linda Nee

Crocker Coulson

PRESENTATION

Coordinator
Good day, ladies and gentlemen, and welcome to the China Education Alliance Third Quarter Earnings conference call. My name is Amanda, and I’ll be your coordinator for today. At this time, all participants are in a listen-only mode. We will facilitate a question and answer session towards the end of today’s conference.

I’ll now turn the call over to your host for today, Mr. Crocker Coulson. Please proceed, sir.

C. Coulson	Thanks, Amanda. Good morning, everyone, and welcome to China Education Alliance’s Third Quarter 2007 Earnings call. With me today is China Education Alliance’s Chairman and CEO, Mr. Xiqun Yu.

Before I turn the call over to Mr. Yu, may I remind our listeners that in this call, management’s prepared remarks do contain forward-looking statements, which are subject to risk and uncertainties. And management may make additional forward-looking statements in response to your questions. Therefore, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore, we refer you to a more detailed discussion of the risks and uncertainties in the company’s filings with the SEC.

In addition, any projections as to the company’s future performance represent management’s estimates as of today, November 14, 2007, and China Education assumes no obligations to update these projections in the future as market conditions change.

And now, it’s my pleasure to turn the call over to China Education’s CEO, Mr. Yu. And Linda Nee of CCG Elite will provide translation.

((Speaking Chinese))

L. Nee	….

X. Yu	….

Thank you, Crocker.

(Speaking Chinese)

X. Yu	….

L. Nee	Thank you, Crocker.

(Speaking Chinese)

X. Yu	….

L. Nee	Okay. Welcome, everyone, and thank you for joining us today. I am very pleased to speak with all investors and provide our company information.

(Speaking Chinese)

X. Yu	….

L. Nee
We are very pleased to be having our first quarter earnings call and to be able to report very strong financial results for the third quarter of 2007 with exceptional revenue and growth and strong profitability.

(Speaking Chinese)

X. Yu	….

L. Nee	Again, we’re very pleased with our financial results from the third quarter with exceptional revenue growth and strong profitability.

(Speaking Chinese)

X. Yu	….

L. Nee
China Education is a leading provider of education resources offering high-quality programs and training through both online network and onsite training center, targeting 230 million students in China. Our products include online test preparation materials, researchers’ materials, study guides and audio recordings, as well as vocational training services and vocational skill exam.

(Speaking Chinese)

X. Yu	….

L. Nee	Our mission is to employ online technology to deliver the highest quality education resources to a broad population.

(Speaking Chinese)

X. Yu	….

L. Nee	Okay. Up until recently, only students at the top key schools had access to the best teachers and education materials.

(Speaking Chinese)

X. Yu	….

L. Nee	China Education is dedicated to leveling the playing field, so that every student has a chance to reach their education potential and go on to a higher education.

(Speaking Chinese)

X. Yu	….

L. Nee	Mr. Yu just said again that our goal is to help students to reach their - the highest potential in order to move on to higher education.

(Speaking Chinese)

X. Yu	….

L. Nee	Our training center’s highly regarded instructors provide hands-on support services to students.

(Speaking Chinese)

X. Yu	….

L. Nee
I encourage all of you to visit our Web sites. The first one is www.edu-chn.com, which has become a leading functional portal Web site, and also, www.360ve.com, which is the online platform for our vocational education business.

(Speaking Chinese)

X. Yu	….

L. Nee
Okay. We believe that the greatest challenge to China’s future development is not a shortage of natural resources or capital, but rather it’s human capital. The good news is that Chinese families recognize this fact, which is why education is one of the fastest growing areas of spending by families, second only to food in the average family’s budget.

(Speaking Chinese)

X. Yu	….

L. Nee	Okay. We believe that this situation creates a tremendous opportunity for companies like China Education.

(Speaking Chinese)

X. Yu	….

L. Nee	And now, Crocker Coulson will present the rest of my remarks in English. I look forward to answering any questions you may have at the conclusion of our call.

C. Coulson
Thank you, Mr. Yu. As Mr. Yu shared, China Education had an exceptional set of financial results in the third quarter of 2007. Revenues grew by 122.7% year-over-year to $5.1 million. Gross profit rose 165.6% to a record $4.1 million, or 80.9% of sales. And net income grew 80% year-over-year to $2.2 million, or $0.11 per fully diluted share.

These results demonstrate the high margin, scalable business model that China Education has developed and the very strong demand for high-quality educational materials by China’s students, families and professionals.

Chinese people very rightly see educational obtainment as the passport to success in a rapidly evolving economy, and China Education is able to generate revenues through several channels, including online training materials, a network advertising on their portal, onsite training, vocational training and employment education. Online training materials remain China Education Alliance’s key products, accessed through the www.edu-chn.com Web site.

Students purchase these products through our famed instructors’ test paper store by using refillable debit cards. And the big classroom of the famous instructor is our key cross-platform business, which combines our network and onsite center to meet the needs of all levels of middle school users. Its contents cover all basic examination-oriented subjects. And students can study via online classrooms or through downloadable materials.

Our Web site also serves as a revenue generator as we sell space on it to advertisers. And this business has grown rapidly as awareness of our Web site has increased and attracted more and more viewers.

China Education also has an onsite training center in our Heilongjiang Zhonghe Education Center, which provides teaching services under our big classroom, or the famed instructors program. This center provides onsite training centers, face-to-face tutoring and network video technology courseware resources with 17 modern classrooms and a capacity for 1,200 students to study simultaneously.

As Mr. Yu shared, China is under great pressure to reform and develop its educational system. The Chinese government has set education as a strategic priority in China’s agenda for education. The national budget in 2004 was at over $60 billion per year, accounting for a 3.4% of China’s GDP and has experienced significant growth from 2005 through 2007.

But the real driver of this market is consumer driven. For each dollar the government allocates to invest in education, about $8 is spent by the Chinese consumers, which implies more than a $400 billion market opportunity. According to UN statistics, the average family in China sets aside 10% of its savings for education. Many parents are willing to invest in their children for better and higher education because it’s critical to their future opportunities and advancement.

In China, there are over 4,000 universities with 20 million on-campus students and 550,000 primary and middle schools with 230 million students. Additionally, there’s a very uneven distribution of educational resources in China. Most of China’s best teachers and teaching resources are centralized in the more developed area and at key schools. Only 5% of total secondary schools are considered key schools, and they consume an estimated 80% of educational resources.

The tremendous size and disparities of the Chinese educational system is driving growth in the online educational market. The online market in China is currently estimated to be about $3.8 billion this year. As China becomes more technologically sophisticated and the number of Internet users continue to rise, this will support dramatic growth for China education.

Now, I’d like to cover the key elements of the company’s growth strategy. First, we are expanding our highly profitable secondary and primary education business into new geographic regions. China Education plans to leverage our dominant market position in Heilongjiang Province and our core business of online and onsite in middle school and high school market by expanding to other provinces in China, including Liaoning, Jilian, and inner Mongolia. Because these educational and testing standards are set at a provincial level, we need to expand this business on a province by province basis.

During the third quarter, we’ve set up representative offices in Shenyang and Changchun City, providing education resources, good quality teachers and newly developed courseware to local educational institutions. China Education has strong relationships with the government education center, Chinese Vocational Education Society and the authentication training center and other government departments and education entities. Our sales force is actively involved with educators in developing products based on the curricula these educators produce. Information requests by sales people, the target provincial education commissions are used to assist us in developing these new products and market opportunities.

We’re currently developing several new education programs and have established a research and development center for researching educational business platform and resources. We’ve also been setting up a new network of servers each month to meet the fast growth in online users and promote our online education business.

Second, we are focused on growing our exciting new vocational education business, which we believe will become a major new growth driver during 2008. Our vocational education business focuses on two main areas, popularizing education program system and career development for college graduates. We’ve collaborated with the China Vocation Education Society to set up our vocational Web site at 360ve.com, which provides our customers with information on vocational training schools and vocational training in online and onsite.

Our vocational training business had been set up as 70/30 joint venture with the National Association for Vocational Education of China or NAVEC, which is the government-sponsored non-profit umbrella organization for 23,000 vocational colleges and training schools all across China. This national distribution provides us with tremendous advantages in scaling our business quickly, getting access to educational experts and corporate partnerships at the highest level.

We’re currently developing Internet video teaching modules, along with onsite training materials focused on the vertical markets that are most critical to China’s human capital needs. We’re going to work with NAVEC to form a certification center to draw benchmarks for vocational training programs for different industry sectors.

We also own the Harbin Nangang Compass Center Computer Training School in Heilongjiang Province where we provide onsite educational resources to vocational computer training school students.

We’ve signed agreements now with over 100 famous educational institutions regarding the spread of vocational skill exams and vocational training services, and these services are going to be key drivers to the expansion of vocational education.

We’ve also initiated a new program called, Millions of College Students Employment Crossroads. We designed this program to establish a long-term training program for college students, and it also allows them to build connections with corporations and complete educational programs prescribed by the hiring corporations. It includes an advanced job profile site that allows students to market themselves to major employers and includes very deep, verified information such as test scores, qualifications and recommendations.

We currently have over 20,000 students participating in this program at over 200 institutions across China. We will charge a modest fee of 150 RMB per person to maintain these profiles. And once we’ve reached critical mass, we believe we can also charge corporations for advanced search and recruiting capabilities.

Third, we continue to look for strategic acquisitions that can accelerate our organic growth. Currently, the education market in China is extremely fragmented, which we believe offers opportunities to accelerate our growth and regional expansion as a best-of-breed player with strong capital market support.

In December of 2006, we acquired Harbin Nangang Compass Computer Training School with a partnership with Beida Qingniao APTEC Software Engineering. This acquisition has performed well, and we believe there are large number of targets that could accelerate our geographic expansion, and we’re now negotiating with several new acquisition candidates to reinforce our onsite business expansion plans in other provinces. However, we plan to be disciplined and make acquisitions that are very solid assets and are expected to be accretive to earnings.

Fourth, we are committed to fulfilling our responsibilities as a U.S. public company and increasing shareholder value. Our one for three reverse stock split went effective October 12, 2007, and we also recently appointed three experienced new independent members to our board of directors on October 15, 2007.

We believe these steps will help place us in a position to apply for listing on a senior market or exchange, once we meet all the applicable listing requirements. We’re working hard to meet all the requirements to make this transition to a major stock market and hope to be able to file our application sometime in the coming months.

As you can see, China Education Alliance has an aggressive growth plan, and as we look towards the future, we believe there are significant opportunities for us in the Chinese educational market, both online and onsite for many years to come.

So with that, I’m now going to discuss our third quarter 2007 earnings results in more detail.

Revenues in the third quarter increased to $5.1 million, again, an increase of 122.7% from $2.3 million in the prior year. This was primarily due to the strong growth of both online education and our training center business. For the third quarter of 2007, online education accounted for 71% of revenues versus 76.3% in the same period last year, while our training center business generated the remaining 29% of total revenues versus 23.7% last year.

Online education segment revenues were $3.6 million in the quarter, up 107.2% from the prior year period. Gross profit increased to $4.1 million in the quarter, up 165.6% from $1.6 million in the same quarter of 2006. Our gross margin was a record 80.9% compared to 67.9% in the same quarter a year ago. Margin was favorably impacted by a higher mix of both online and education training center revenues.

The online education gross margin for the quarter reflected an increase in advertising revenue, which has no substantial costs associated with it. The online training gross margin increased to 84.3% in the third quarter versus 74.6% in 2006.

Training center gross margins increased to 72.7% in the third quarter from 46.1% in the same period last year, due to lower amortization of training center-related intangible assets and decreased payments to lecturers.

Selling expenses were $1.6 million, or 30.9% of revenues compared to $0.3 million, or 11.3% of revenues in the third quarter of 2006, due to increased expenses to build up the marketing team and higher debit card agency expenses.

G&A expenses were $0.3 million, up from $0.08 million, primarily due to increase in salaries from overall business growth and increases in travel and telephone expenses. As a percentage of revenue, G&A expenses increased to 6.2% in the third quarter from 3.3% last year.

Operating income in the third quarter was $2.1 million, up 76.2% from $1.2 million in the same period a year ago, and operating margin was 41% in the third quarter compared to 52% last year.

Net income for the third quarter was $2.2 million, up 80% from $1.2 million in the year earlier period. And fully diluted earnings per share were $0.11 compared to $0.06 in the comparable period last year. These per share results reflect the company’s one for three reverse stock split that became effective and began trading on October 12th under our new symbol of CEUA.ob.

As of September 30, we had $9.2 million in cash and equivalents, $4.8 million working capital and no long-term debt. Shareholder’s equity was $12.4 million, up from $7.2 million at December 31, 2006. The company generated $7.3 million in cash flow from operating activities in the first 9 months of 2007.

Now, I’d like to just say a few words about our outlook for 2008. We believe the education industry in China is at very early stages of growth, particularly the online education market. We’re continuing to experience very strong demand for downloadable materials and several new programs for online vocational studies and certification programs, which have provided new sources of income. Advertising income is increasing, due to increasing awareness of our Web site, which has attracted more viewers.

In closing, we feel the China Education Alliance story remains very attractive with another quarter of record results. There are still huge opportunities in education and related products and services in China. The company has very solid support from government and professional teams, comprehensive online education resources and great potential for our vocational education market and expansion opportunities through both internal growth and acquisitions.

With that, operator, I think we’re ready to open the floor to any questions.

Coordinator	Thank you, sir. Your first question comes from the line of Rexford Darco of Griffin Road. Please proceed.

R. Darco	Good morning, gentlemen, and congratulations on an excellent quarter. I have a number of questions. At the present time, how many children are downloading from China Education Alliance Web site?

L. Nee	Okay. Let me translate that first.

R. Darco	And roughly, how much do they spend every year?

L. Nee	How many children are downloading from the Web site, and -

R. Darco	Yes, and roughly, how much do they spend every year?

L. Nee	And how much spent every year. Okay.

(Speaking Chinese)	….

X. Yu	Okay.

(Speaking Chinese)

L. Nee	….

X. Yu	Okay. ….

L. Nee	….

X. Yu	…. Okay.

L. Nee	…. Okay.

X. Yu	….

L. Nee
In response to your question, how many students are downloading from the Web site, actually, Mr. Yu said that some students - basically, there can be two students on one account when they open up a debit card. What we do is we basically count by debit cards. Whenever students use their debit card, that’s when we are recognizing the revenue, so there’s not a specific number, exact number of how many students are using - downloading from the Web site. However, he’s giving an estimate of about 1.5 million students in the Heilongjiang province who are currently our target market and have been - should be in this pool of students downloading.

R. Darco	Understood. And how many debit cards does that translate to?

(Speaking Chinese)

L. Nee	Okay. ….

X. Yu	Okay. ….

L. Nee	…. Okay.

X. Yu	….

L. Nee	Okay. To answer that question, each debit card is usually about 30 RMB to 100 RMB when we sell them; however, it’s about right now, we sold about 2 million cards, debit cards.

R. Darco	…. Okay, that’s very good. Okay, thank you.

C. Coulson
And maybe just to clarify, the company does make certain materials available at no cost, and then they have others that are more valued added, which do require payment, so there are different levels of users at the site.

R. Darco	Understood. And can the company offer any projections as to the number of debit cards it believes it will sell next year, or anything like that? Can the company offer any guidance?

L. Nee	I can ask that question to Mr. Yu.

(Speaking Chinese)….

X. Yu	Okay.

L. Nee	….

X. Yu	….

L. Nee
Okay. Mr. Yu said that he cannot give exact amount maybe, exact amount of debit cards we sold, but however, we’re very optimistic. We feel that the debit card revenue should be about 50% of our overall revenue, he thinks. That’s a conservative. And also, because we are going to other cities right now, we’re planning to go Jilian, Liaoning and also inner Mongolia, so in 2008, we have very good outlook in that increase in the sales of debit cards.

R. Darco	Okay. And what will the sequencing be of your entry into those cities? When do you expect to be in each of those cities?

L. Nee	Okay.

(Speaking Chinese)….

X. Yu	Okay. ….

L. Nee
Okay. Mr. Yu said that already, right now, in dealing in Jilian and Liaoning Provinces, we have a sales team over there. We’re trying to introduce our company to the schools there, to introduce our company to the market there, and he feels that in the first half of the year, we should have realized a revenue from there.

R. Darco	Okay. And then, so inner Mongolia will be in the second half of 2008.

L. Nee	Yes.

R. Darco	Okay, very good. And you do not plan on making any acquisitions, that that’s a question.

L. Nee	Okay, let me ask him. Go ahead.

C. Coulson	So I guess the question is, instead of making a statement, do we plan on making any acquisitions?
L. Nee	Do we, yes, do we plan?

C. Coulson	And maybe let Mr. Yu respond.

L. Nee	Yes, definitely. Okay.

(Speaking Chinese)….

X. Yu	….

L. Nee
Okay. Mr. Yu’s response is - he said that right now, we are looking at - looking to - we do plan on, in 2008, to find, I guess, good companies. However, it’s not set which companies we want to acquire. However, it is within our plan.

R. Darco
Okay. And any smart acquisition, would it be in order to accelerate geographical expansion, or product expansion, i.e. would the idea be to buy companies in other regions of China, or would it be to bring in other education material that you’re not currently offering?

L. Nee	Okay, let me ask that question.

(Speaking Chinese)….

X. Yu	….

L. Nee	….

X. Yu	….

L. Nee	….

X. Yu	Okay. ….

L. Nee	….
X. Yu	Okay. ….

L. Nee
Okay. Mr. Yu said that there are basically three things that he’s looking for when it comes to acquiring another company. Number one, we are looking at their education material. Basically, we want to add onto our system, to our platform, additional education material that’s meaningful or valuable to the student.

Number two, the company should have influence in the local area, so that means they already, they should have, they should be pretty much they have a good reputation in the area, and that they have a good team of teachers that will basically add on value because when there’s good teachers there, the students will eventually attend these classes or try to download the material, education material.

Number three is we’re looking for a company that will, of course, add revenue or contribute revenue to our company. But most importantly, Mr. Yu wants to emphasize that we want a company that has - embodies all these three, basically, requirements and these characteristics and will help us in the overall - help us overall in terms of strategically adding value to our company as well as adding revenue.

R. Darco	Very good. I’m sorry, I missed the very third criteria.

L. Nee	Contributing revenue to our company also as well.

R. Darco	In terms of its competitors, who are the company’s nearest competitors? And is the company one of the biggest in China or the biggest in China?

(Speaking Chinese)

L. Nee	….

X. Yu	….

L. Nee	….

X. Yu	Okay.

L. Nee
In China, Mr. Yu is saying in China, the education market is actually very fragmented. There are a lot of small players, and as well, there are a couple big players such as New Oriental. They’re focusing on more language, teaching students English, and as well as passing those…exams to study abroad to foreign countries, so that’s their focus, New Oriental.

And also other companies who are into vocational training as well. So actually, the market is very fragmented, and then he wants me to translate - continue. Alright, go ahead.

(Speaking Chinese)….

X. Yu	….

L. Nee
Okay. And to talk about what our focus is that we focus on teaching - helping the elementary school students and high school students, and we basically prepare them for those tests in order for them to move on to the next level in education, so that’s the secondary kind of school, preparing test preparation, so that’s one area that we’re focusing on.

Number Two is vocational education. In that we’re basically preparing the college students that are currently in China who are going to, basically, the professional life or will move on to the workforce. We also provide them with service where we prepare them in order to go to efficiently moving to acquire the skills that are necessary in order to transition themselves from college into the practical world of business or whatever trade that they might go into.

So these are, we’re basically in the niche; Mr. Yu feels that we are in different markets. When New Oriental is focusing on language, our market is more toward test preparation as well as preparing these college students to efficiently move from college into the workforce, giving them those skills.

R. Darko	In these two markets, you do not, do you face significant --?

L. Nee	We are the leading companies right now in those two markets.

R. Darko	In China.

L. Nee	Yes.

R. Darko	Very good. You have a very healthy balance sheet. Do you plan to raise more money?

(Chinese spoken)
L. Nee	….

X, Yu	….

L. Nee	….

R. Darko	Okay.

L. Nee
Mr. Yu said that in order for our company to grow and to grow healthily as well as growing fast, of course, we will need additional, basically, cash to grow our company. However, our purpose is not to basically acquire any company, just so that our company grows bigger and add more manpower and things like that.

We want to work this very strategically. We want to look at companies that actually will add real value and also partner with other companies in the local area in different provinces to add value to our company. So we’re not going to ask for money just for the sake of getting more money from investors. That ….

R. Darko
Right, but if you did need more money, is your expectation that you would or you would not need money from investors because you have a lot of money on your balance sheet? And I understand that you also ….

(Audio disruption)

C. Coulson
Maybe I can just make a comment and then you can translate for Mr. Yu and see what he has to add. But as you pointed out, the company currently has $9.3 million in cash on the balance sheet. In addition, the company has some warrants that have been issued and when those are exercised, they would raise a substantial additional amount of cash. So taken together, that does provide significant resources for both organic growth and acquisitions. Why don’t you translate that to Mr. Yu and then he may modify or comment further?

L. Nee	Sure.

(Chinese spoken)

X. Yu	….

L. Nee
Okay, Mr. Yu said that is correct, what Crocker is saying. However there are some companies that are right now in education in China that are really expensive, especially because of the foreign investment into the education market in China. However, there are also smaller targets that we feel that we can afford without additional financing. But he feels that a lot of these companies are very expensive to acquire if we do decide to acquire. And we’re talking about more than $100 million, some companies are asking. That’s a lot of money. We may consider additional financing, but at this point, we’re looking at smaller companies. But if we are looking to buy bigger companies, then yes.

R. Darko	And those $100 million companies, typically what revenues would they have?

L. Nee	Revenues would they have?

R. Darko	Yes, typically a company that might be asking $100 million if you buy me, what would my revenues be?

(Chinese spoken)

L. Nee	….

X. Yu	….

L. Nee	….

X. Yu	….

L. Nee	….

X. Yu	….

L. Nee
To answer your question, those companies with over, the asking price is over $100 million, usually the revenue should be approximately about $500 million to $700 million. However, but those companies are very expensive and right now, we’re looking at companies that are a lot less expensive than that.

C. Coulson	Operator, do we have anyone else in queue to ask a question and then we could always come back to Rexford?

Coordinator	Yes, there are two more questions in queue.

C. Coulson	Maybe we’ll take those first and then, Rexford, if you have any further questions.

Coordinator	Your next question comes from the line of Robert Nujik of Catarra Capital. Please proceed, sir.

R. Nujik
Hello there. Following up on one of Rexford’s questions, if you expand into the new provinces, are you going to be facing competition there specifically from entrenched players, or is it a recently wide-open field? And if there is competition, could you characterize the strength and nature of that competition in those provinces?

(Chinese spoken)

L. Nee	….

X. Yu	….

L. Nee
In different provinces in China, actually the government has basically mandated different education material. So we go from, if we’re going to different province, basically, yes, we will have competition in the local market. So our strategy is to, basically number one, if they have similar business model to us, we will try to partner with that company and work together. If that market does not have a similar or a very obvious competitor, and does not have a similar business model to us, then we want to build from bottom up, basically send in a sales team and approach the schools and work from there, work from the marketing aspect first and then try to sell our company and build it from bottom up.

(Chinese spoken)
X. Yu	….
L. Nee	….

X, Yu	….

L. Nee
And then Mr. Yu wants to also add on that in different, actually in companies that are similar to our size and such, there are not many in other provinces. So in that sense we can either partner with them or also we can even acquire the small companies who are already in that market.

R. Nujik	That makes sense overall. What about in these specific provinces that you’re expanding to in the next 12 months?

L. Nee	The Liaoning, Jilin and Inner Mongolia, is that what you are asking? Right now with our strategy --.

C. Coulson	No, he wants to know specifically in each of these provinces, what’s the competitive, do they have any strong competitors?

L. Nee	Who are the competitors? Okay.

(Chinese spoken)

L. Nee	….

X. Yu	….

L. Nee
Okay. Right now in Liaoning and Jilin in Inner Mongolia, there are no real competition in terms of the size. We’re very big. As we said, it’s very fragmented market right now in those provinces. We’re talking about these companies are, the market cap is more like --.

R. Nujik	Market cap already?

L. Nee	They’re very small companies. Basically he says they’re very small companies and they’re no real competition. We are leading in all those provinces.

R. Nujik	That was my only question. Thank you.

C. Coulson	Thank you.

Coordinator	Your next question comes from the line of Ping Leo of Global Hunter Securities. Please Proceed.

P. Leo
Hello, I actually have a follow-up question on the rollout province also. I want to know what are the entry barriers here? First, before that, how long it takes you to roll out to another province. I understand educational and material and test material are different, according to what I’ve heard, are different from province to province. So basically you have to acquire those materials, acquire the content first. Then you market to different schools and students. That’s actually the first question. How long it takes you to roll out to one more province?

(Hard to hear speaker)

But the second one is that I was asking about that entry barrier, basically why you are rolling out in the second and third province? How about other companies from South China, … China and copy your model and just do it in the Southern or … or West China ….

(Chinese spoken)

L. Nee	….

X. Yu	….

L. Nee
The answer is because when we go to different provinces, we are setting up our training center and learning centers, as well as the online platform and working with teachers and getting their training materials. He feels that this process should take three to six months. That’s not very long, but however, to actually be known in that province and to have influence in the local market, it should be about six moths to a year. That’s the answer.

And answer your barrier question, right?

P. Leo	Right.

(Chinese spoken)
L. Nee	….

X. Yu	….

L. Nee
There are basically two barrier of entry that he’s mentioning right now. Number one, how do we secure those educational resources from the famous teachers from the provinces? As we said before, different provinces are offering different educational material. So trying to figure how to secure those resources and also we have to compare it to our current material and see how different that province is from our current province, which is Heilongjiang Province.

Number two, we need to really figure out the spending habits of the students. And even though these are barriers, we feel that from our current experience dealing with our Heilongjiang Province, we feel that we do have experience and that we have been learning quite a lot from the past. And going to those new provinces, we do not feel that these are barriers that we cannot break down. And also in the future, we will deal with these, whatever issues that we have. We think that from experience we can deal with them a lot better.

P. Leo
I have a second question. I know you break down your revenue by online education and also training center. What’s the breakdown between K -12 and the vocational training? What’s the breakdown for this year and what will you expect for next year?

L. Nee	K through 12?

Like for a primer school, middle school, … materials and then the vocational segment. We’re talking about career training and this is two different segments. What’s the breakdown there?

(Chinese spoken)

L. Nee	….

P. Leo	I just want to see the test prep materials and the vocational, test prep --.

L. Nee	And vocational.

P. Leo	Yes, how to break down these two segments.

(Chinese spoken)

L. Nee	….

X. Yu	….

L. Nee	….

X. Yu	….

L. Nee
Mr. Yu says that basically the revenue contributors from test preparation to our overall is about 60% to 70% of our revenue and then vocational should be about 10% to 15% of our overall revenue. And as you can see from the third quarter as compared to the second quarter, we’ve already seen increase in the vocational area and we feel that in the forward-looking, we feel that this will continue to grow.

C. Coulson
I believe we haven’t yet started formally breaking it down that way in our disclosures. But I think, as the vocational education becomes a more significant part of the mix that, that’s something that they definitely would consider in the future. And we may be able to clarify further off line the exact mix in the past quarter.

P. Leo	Thank you.

C. Coulson	Any additional questions?

Coordinator	There are no more questions queued up at this time.

C. Coulson
Great. Certainly the question and answer session certainly went much longer than we anticipated for our first conference call, largely thanks to Rexford’s. I thank you for all your questions. And as you can tell, there’s a lot going on at the company and a very exciting time and we look forward to coming back to you sometime early next year and talking to you about our fourth quarter results.

Coordinator	Pardon the interruption, sir. Mr. Darko has re-queued. Would you like to take his question?

C. Coulson	Sure. We’re happy to take one last question from Rexford and then any further questions happy to take offline or set up a separate conference call.

Coordinator	I’ll open his line.

R. Darko	There was a quick one just to ask, advertising also to be broken out in revenues?

L. Nee	Advertising?

R. Darko	Yes, when you come to do the revenue breakout because I don’t see advertising as a revenue line item here.

L. Nee	Let me translate that.

(Chinese spoken)

L. Nee	….

R. Darko
And then just a general question just to get our heads around the sort of total market opportunity. Crocker, at the beginning you mentioned 230 million Chinese students addressed. That, I take it, is addressing both the test preparation and the vocational market. Is that right?

C. Coulson
Yes. Let’s answer the first question first. I’m not sure if Mr. Yu has that exact figure. We have provided in past quarters a breakdown of the percentage contributed by advertising, but maybe you can ask Mr. Yu if he has that available.

(Chinese spoken)

L. Nee	….

X. Yu	….

L. Nee	Yu said that he does not have the exact number in front of him.

C. Coulson	Okay, but that is something we could provide to you offline, …, because we did have that broken out, not in our formal discussion, but we can get that data for you.

With respect to the addressable market, what we gave is the nationwide figure, which is the 550,000 primary and middle schools with 230 million students. Obviously, as we made clear, the company is not addressing all of China in the secondary and primary level right now. There’s the start-off in Heilongjiang and now moving into these adjacent provinces in northern China. But that would be the total addressable market were they to have nationwide coverage for this test prep services.

M	Okay. And what are the parallel figures for the vocational market?

C. Coulson
We may want to translate that one for Mr. Yu. We have a figure that for the higher education there’s 20 million on-campus students. I don’t know if we have an exact figure for all the kind of vocational and technical training. But why don’t you translate that for Mr. Yu and see his best information?

(Chinese Spoken)

L. Nee	….

X. Yu	….

L. Nee	….

X. Yu	….

L. Nee	….

X. Yu	….

L. Nee	….

X. Yu	….
L. Nee
Mr. Yu said that in regards to vocational training because there are students who graduate from high school who are going to the vocational training, there are students who graduate from college who are going to vocation, so there are different levels of students going to vocational training. He said approximately it’s about 18 million students are basically currently in vocational training schools. And about 4.5 million to 5 million each year graduate from those schools.

C. Coulson
So I think with that we are now out of time. And again, we are though happy to take any additional questions offline or to set up follow-up calls with Mr. Yu for those who want to delve further into the business. And thank you again for your questions, your interest, and we look forward to coming back to you in a few months to discuss our further progress. Operator?

Coordinator	Thank you, sir. Ladies and gentlemen, this does conclude today’s presentation. You may now disconnect.

C. Coulson	Thank you, good-bye.

L. Nee	Okay, good-bye.

X. Yu	Good-bye.